Exhibit 4.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following description sets forth certain material terms and provisions of the securities of Milestone Pharmaceuticals Inc. (the “Company”) that are registered under Section 12 of the Securities Exchange Act of 1934, as amended. The following description of our securities is intended as a summary only and is qualified in its entirety by reference to our articles of incorporation and amendments thereto and our bylaws, each of which are filed as exhibits to the Annual Report on Form 10-K of which this description is a part, and to the applicable provisions of the Business Corporations Act (Québec) (BCA).

General

Our authorized share capital consists of an unlimited number of common shares, no par value per share, and an unlimited number of preferred shares, no par value per share, which are issuable in one or more series.

Common Shares

Voting Rights

Under our articles of incorporation, the holders of common shares are entitled to one vote for each share held at any meeting of our shareholders.

Dividends

Subject to the prior rights of holders of our preferred shares, if applicable, the holders of common shares are entitled to receive dividends as and when declared by our board of directors. We have never declared or paid cash dividends on our share capital, and we do not currently intend to pay any cash dividends on our share capital in the foreseeable future. We currently intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business. Any future determination related to dividend policy will be made at the discretion of our board of directors, subject to applicable laws, and will depend upon, among other factors, our results of operations, financial condition, contractual restrictions and capital requirements. In addition, our ability to pay cash dividends on our share capital in the future may be limited by the terms of any future debt or preferred securities we issue or any credit facilities we enter into.

Liquidation

Subject to the prior payment to holders of our preferred shares, if any, in the event of our liquidation, dissolution or winding-up or other distribution of our assets among our shareholders, the holders of common shares are entitled to share pro rata in the distribution of the balance of our assets.

Rights and Preferences

The holders of common shares have no preemptive, conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common shares. There is no provision in our articles of incorporation requiring the holders of common shares to contribute additional capital or permitting or restricting the issuance of additional securities or any other material restrictions. The rights, preferences and privileges of the holders of common shares may be subject to, and adversely affected by, the rights of the holders of any series of preferred shares that we may designate in the future.

Preferred Shares

We do not have any preferred shares outstanding. Under our articles of incorporation, we are authorized to issue, without shareholder approval, an unlimited number of preferred shares, issuable in one or more series, and, subject to the provisions of the BCA, having such designations, rights, privileges, restrictions and conditions, including dividend and voting rights, as our board of directors may determine, and such rights and privileges, including dividend and voting rights, may be superior to those of the common shares. The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our common shares and the voting and other rights of the holders of common shares. We have no current plans to issue any preferred shares.

Warrants to Purchase Common Shares

Pre-Funded Warrants

On March 4, 2024, we issued pre-funded warrants (the “Pre-Funded Warrants”) to purchase 3,333,333 common shares.

Form

The Pre-Funded Warrants were issued as individual warrant agreements to certain investors. The form of Pre-Funded Warrant was filed as Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on March 4, 2024.

Fractional Shares

No fractional shares will be issued in connection with any the exercise the Pre-Funded Warrants. In lieu of any fractional shares that would otherwise be issuable, the number of common shares to be issued shall be rounded down to the next whole number and we shall pay the holder of the Pre-Funded Warrant in cash the fair market value based on the closing sale price for any such fractional shares.

Exercise Limitations

Under the terms of the Pre-Funded Warrants, we may not give effect to the exercise of any such Pre-Funded Warrant, and a holder will not be entitled to exercise any portion of any such Pre-Funded Warrant, if, upon giving effect to such exercise, the aggregate number of common shares beneficially owned by the holder (together with its affiliates, any other persons acting as a group together with the holder or any of the holder’s affiliates, and any other persons whose beneficial ownership of common shares would or could be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, would exceed 9.99% of the number of common shares outstanding immediately after giving effect to such exercise. By giving written notice to us, a holder may increase or decrease the maximum percentage to any other percentage specified not in excess of 9.99%; provided that any such increase will not be effective until the sixty-first day after such notice is delivered to us.

Transferability

Subject to applicable laws, the Pre-Funded may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing

There is no established trading market for the Pre-Funded Warrants, and we do not expect a market to develop. We do not intend to apply for the listing of Pre-Funded Warrants on the Nasdaq Stock Market, any other national securities exchange or any other nationally recognized trading system.

No Rights as a Shareholder

Except by virtue of such holder’s ownership of shares of our common shares, the holder of a Pre-Funded Warrant does not have the rights or privileges of a holder of our common shares, including any voting rights, until such holder exercises the Pre-Funded Warrant.

Registration of Shares Underlying Pre-Funded Warrants

The common shares underlying the Pre-Funded Warrants were registered on a Prospectus Supplement, which was filed on February 28, 2024, to the Prospectus included in the Form S-3 registration statement, which was declared effective on February 2, 2022.

Exercise Price

Each Pre-Funded Warrant has an exercise price of $0.001 per share. In lieu of making the cash payment otherwise contemplated to be made to the Company upon exercise of a Pre-Funded Warrant in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of common shares determined according to a formula set forth in the Pre-Funded Warrants.

Term

Each Pre-Funded Warrant is exercisable immediately and is exercisable until the Pre-Funded Warrant is exercised in full.

Fundamental Transactions

Upon the consummation of a fundamental transaction (as described in the Pre-Funded Warrants, and, among other things, including the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person in which the Company is not the surviving person, the acquisition of more than 50% of our outstanding common shares, any person or group becoming the beneficial owner of 50% of the voting power of our outstanding common shares or any reorganization, recapitalization or reclassification of our common shares), the holders of the Pre-Funded Warrants will be entitled to receive, upon exercise of the Pre-Funded Warrant, the same amount and kind of securities, cash or property as the holder would have been entitled to receive upon the occurrence of such fundamental transaction if the holder had been, immediately prior to such fundamental transaction, the holder of the number of common shares underlying the Pre-Funded Warrant then issuable upon exercise in full of the Pre-Funded Warrant without regard to any limitations on exercise contained herein.

Transfer Agent and Registrar

Our transfer agent and registrar for our common shares is Computershare Investor Services Inc., with an address of 650 de Maisonneuve Blvd W., 7th Floor, Montréal, Quebec H3A 3T2.

Nasdaq Global Market Listing

Our common shares are listed on The Nasdaq Global Market under the trading symbol “MIST.”

Advance Notice Procedures and Shareholder Proposals

Under the BCA, shareholders may make proposals for matters to be considered at the annual general meeting of shareholders. Such proposals must be sent to us in advance of any proposed meeting by delivering a timely written notice in proper form to our registered office in accordance with the requirements of the BCA. The notice must include information on the business the shareholder intends to bring before the meeting.

In addition, our bylaws require that shareholders provide us with advance notice of their intention to nominate any persons, other than those nominated by management, for election to our board of directors at a meeting of shareholders.

These provisions could have the effect of delaying the nomination of certain persons for director that are favored by the holders of a majority of our outstanding voting securities.